Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 8, 2015

Registration Statement No. 333-194765-04

* New ABS: FULL PRICING DETAILS *

AmeriCredit Auto (AMCAR) 2015-2

JT-BOOKS: Deutsche Bank(str), BNP, Citi, CS CO-MGRS : Barclays, MS, RBC, RBS

CLS	QTY/ $MMs	WAL	MDY/S&P	EXPCT	LEGAL	BENCH	PxSPRD	YIELD	COUP	$PX
A-1	$200.000	0.22	P-1/A-1+	09/15	04/16	Yield	0.40%	0.400	0.40	100.00000
A-2A	181.000	0.95	Aaa/AAA	12/16	09/18	EDSF	+40	0.838	0.83	99.99382
A-2B	215.720	0.95	Aaa/AAA	12/16	09/18	1-ML	+40	—	L+40	100.00000
A-3	257.880	2.17	Aaa/AAA	01/18	01/20	ISWPS	+45	1.283	1.27	99.97952
B	92.070	2.99	Aa2/AA	07/18	07/20	ISWPS	+75	1.827	1.82	99.99977
C	114.280	3.58	A2/A	03/19	01/21	ISWPS	+120	2.417	2.40	99.98320
D	112.380	4.05	Baa2/BBB	05/19	06/21	ISWPS	+170	3.026	3.00	99.97303
E	26.670	4.06	< NOT OFFERED >

TICKER	:	AMCAR 2015-2	FORMAT	:	SEC-reg/public
EXPECTED PXG	:	Priced@12:15pm	EXPECTED RATINGS		Moody’s/S&P
EXPECTED SETTLE	:	04/15/2015	PRICING SPEED	:	1.5 ABS TO 10% Call
FIRST PAY	:	05/08/2015	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	Deutsche Bank	MINIMUM DENOMS	:	$1k x $1k

CLASS CUSIP ISIN

A-1: 3065LAA7 US03065LAA70

A-2A: 3065LAB5 US03065LAB53

A-2B: 3065LAC3 US03065LAC37

A-3: 3065LAD1 US03065LAD10

B: 3065LAE9 US03065LAE92

C: 3065LAF6 US03065LAF67

D: 3065LAG4 US03065LAG41

E: 3065LAH2 US03065LAH24

The issuer has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-503-4611.